EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-57441, 333-39898, 333-46140, 333-46144, 333-73884 on Form S-8 and No. 333-81276 on Form S-3/A of Com21, Inc. and its subsidiaries of our reports dated January 16, 2002 (March 29, 2002 as to Note 7) appearing in this Annual Report on Form 10-K of Com21, Inc. for the year ended December 31, 2001.

Deloitte & Touche LLP
San Jose, California
March 29, 2002